Exhibit 10.1

DIGITAL REALTY TRUST, INC.

560 MISSION STREET, STE. 2900

SAN FRANCISCO, CA 94105

August 7, 2008

Michael F. Foust

c/o Digital Realty Trust, Inc.

560 Mission Street, Suite 2900

San Francisco, California 94105

Re:	EMPLOYMENT TERMS

Dear Mr. Foust:

Digital Realty Trust, Inc. (the “REIT”) and DLR, LLC (the “Employer” and together with the REIT, the “Company”) are pleased to offer to continue your employment with the REIT and the Employer on the terms and conditions set forth in this letter (this “Agreement”), effective as of the date hereof (the “Effective Date”):

1. TERM. Subject to the provisions for earlier termination hereinafter provided, your employment hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”). If not previously terminated, the Term shall automatically be extended for one additional year on the Initial Termination Date, and on each subsequent anniversary of the Initial Termination Date, unless the Company elects not to so extend the Term by notifying you, in writing, of such election not less than sixty (60) days prior to the last day of the then current Term. Notwithstanding the foregoing, you shall be entitled to terminate this Agreement at any time with sixty (60) days prior written notice.

2. POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ you, and you agree to be employed by the Company, as Chief Executive Officer of the REIT and the Employer. In the capacity of Chief Executive Officer, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention to serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Board of Directors of the REIT, and will work full-time at our principal offices located in San Francisco, California (or such other location in the San Francisco greater metropolitan area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Agreement. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Agreement.

3. BASE COMPENSATION. During the Term, the Company will pay you a base salary of $546,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

4. ANNUAL BONUS. In addition to the base salary set forth above, during the Term, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target and maximum annual bonus shall be 100% and 150%, respectively, of your base salary actually paid for such year. Any annual bonus that becomes payable to you is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2  1/2 ) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5. BENEFITS AND VACATION. During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. During the Term, you will also be eligible for standard benefits, such as medical insurance, paid time off and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies.

6. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 3 and 4 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any duplicate social security withholding taxes due as a result of your shared employment by the Employer, the REIT and, if applicable, any subsidiary and/or affiliate thereof; provided however, that no such gross-up will be made to the extent you will be entitled to a refund of any such amounts. Any such gross-up payments shall be made by December 31 of the year following the year in which the duplicate taxes were incurred. The amount of any such payments in one year shall not affect the amount eligible for payment in any subsequent year and your right to payment of any such amounts shall not be subject to liquidation or exchange for any other benefit.

7. TERMINATION OF EMPLOYMENT.

(a) Without Cause, Good Reason, Change in Control Resignation. Subject to paragraph (d) below, in the event that you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation

from Service”) during the Term by reason of (1) a termination of your employment by the Company without Cause (as defined below), (2) your resignation for Good Reason (as defined below), or (3) your resignation for any reason on or within 30 days after the six month anniversary of a Change in Control (as defined in the First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan, or any successor incentive plan) (a “Change in Control Resignation”), then, subject to Section 7(c) below, in addition to any other accrued amounts payable to you through the date of your Separation from Service (such date, or the date of your death if applicable under Section 7(b) below, the “Termination Date”), the Company will pay and provide you with the following payments and benefits:

(i) payable within 30 days after your Termination Date, a lump-sum termination payment in an amount equal to:

(A) three (3) times the sum of (x) your annual base salary as in effect on the Termination Date plus (y) your maximum annual bonus for the fiscal year in which the Termination Date occurs (in the case of both (x) and (y), without giving effect to any reduction which constitutes Good Reason); plus

(B) the Stub Year Bonus; plus

(C) the Prior Year Bonus, if any.

(ii) for a period ending on the earlier of (A) the first anniversary of the Termination Date or (B) the date on which you become eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, the Company shall continue to provide you and your eligible family members with group health insurance coverage at least equal to that which would have been provided to you if you had not incurred a Separation from Service (including, in the discretion of the Company, by purchasing COBRA coverage for you and your eligible family members);

(iii) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans (other than any Class C profits interest units of Digital Realty Trust, L.P. (the “Operating Partnership”)) are subject to vesting based on continued employment or the lapse of time only (and not performance-based vesting), such awards shall become vested and exercisable immediately prior to the Termination Date;

(iv) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans are subject to vesting based on the satisfaction of performance goals, such awards shall remain outstanding and eligible to vest following the Termination Date in accordance with the terms of the applicable award agreement (except as to any requirement of continued employment). Without limiting the generality of the foregoing, you shall continue to be deemed to be a Service Provider under, and you shall not be deemed to have incurred a termination of service for purposes of, (i) that certain Class C Profits

Interest Units Agreement, dated October 27, 2005 (the “2005 Class C Agreement”), that certain Class C Profits Interest Units Agreement, dated May 2, 2007 (the “2007 Class C Agreement”) and any future award agreement evidencing future grants of Class C profits interests (together with the 2005 Class C Agreement and the 2007 Class C Agreement, the “Class C Agreements”) until all Class C profits interest units issued pursuant to the applicable Class C Agreement that ultimately satisfy the Performance Condition (as defined in the applicable Class C Agreement), if any, vest and (ii) that certain 2008 Performance-Based Profits Interest Units Agreement, dated February 25, 2008 (the “2008 Agreement”), until all profits interest units issued pursuant to the 2008 Agreement that ultimately satisfy the Performance Condition (as defined in the 2008 Agreement), if any, vest. For purposes of clarification, this Section 7(a)(iv) shall be applicable whether your termination occurs prior to or following the Measurement Date (as defined in the applicable Class C Agreement or 2008 Agreement, as applicable). In addition, if this Section 7(a)(iv) is applicable and if any Restricted Stock (as defined in the applicable Class C Agreement) is otherwise to be issued under Section 4.1 of the 2005 Class C Agreement or Section 4.1 of the 2007 Class C Agreement (or any analogous section of any future Class C Agreement), fully-vested, unrestricted Common Stock of the Company shall be granted in lieu of any such Restricted Stock.

For purposes of further clarification, the terms set forth in this Agreement, including this Section 7, are intended to be in addition to (and not in lieu of) the vesting and acceleration features related to the stock options and other equity-based awards (including Class C profits interest units of the Operating Partnership and other “outperformance awards”) held by you and included elsewhere, including in any award agreements related to such awards, and the vesting and acceleration terms hereof shall be applicable only to the extent they result in additional acceleration or vesting of such stock options and other equity-based awards held by you.

(b) Death or Disability. Subject to paragraph (d) below, and notwithstanding anything to the contrary contained herein, in the event of your death or your Separation from Service by reason of your Disability (as defined below) during the Term, then, subject to Section 7(c) below, in addition to any other accrued amounts payable to you through the Termination Date, the Company will pay and provide you (or your estate or legal representative) with the following payments and benefits:

(i) payable within 30 days after your Termination Date, a lump-sum termination payment in an amount equal to:

(A) your annual base salary as in effect on the Termination Date plus your maximum annual bonus for the fiscal year in which the Termination Date occurs; plus

(B) the Stub Year Bonus; plus

(C) the Prior Year Bonus, if any.

(ii) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans (other than any Class C profits interest units of the Operating Partnership) are subject to vesting based on continued employment or the lapse of time only (and not performance-based vesting), such awards shall become vested and exercisable immediately prior to the Termination Date;

(iii) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans are subject to vesting based on the satisfaction of performance goals, such awards shall remain outstanding and eligible to vest following the Termination Date in accordance with the terms of the applicable award agreement. Without limiting the generality of the foregoing, you shall continue to be deemed to be a Service Provider under, and you shall not be deemed to have incurred a termination of service for purposes of, (i) the Class C Agreements until all Class C profits interest units issued pursuant to the applicable Class C Agreement that ultimately satisfy the Performance Condition (as defined in the applicable Class C Agreement), if any, vest and (ii) the 2008 Agreement until all profits interest units issued pursuant to the 2008 Agreement that ultimately satisfy the Performance Condition (as defined in the 2008 Agreement), if any, vest. For purposes of clarification, this Section 7(b)(iii) shall be applicable whether your termination occurs prior to or following the Measurement Date. In addition, if this Section 7(b)(iii) is applicable and any Restricted Stock is otherwise to be issued under Section 4.1 of the 2005 Class C Agreement or Section 4.1 of the 2007 Class C Agreement (or any analogous section of any future Class C Agreement), fully-vested, unrestricted Common Stock of the Company shall be granted in lieu of any such Restricted Stock.

(c) Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section 7, shall be paid to you during the 6-month period following your Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would cause you to incur additional taxes and/or other penalties under Section 409A of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in such additional taxes or penalties, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

(d) Release. Your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to the execution and non-revocation by you (or your estate or legal representative) of a general release of claims against the Digital Group (as defined below), in a form reasonably acceptable to the Company and you.

(e) Definitions. For purposes of this Agreement:

(A) “Cause” shall mean (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties and which failure is not cured within 30 days of receiving such notice; (2) your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates; (3) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (4) a willful breach by you of any fiduciary duty owed to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; (5) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates and which is breach in not cured within 30 days after written notification is delivered to you by the Company that specifically identifies the manner in which the Company believes that you have breached any such duty; (6) your willful and material breach of your covenants set forth in Section 9 below; or (7) a material breach by you of any of your other obligations under this Agreement after written notice is delivered to you by the Company which specifically identifies such breach. For purposes of this provision, no act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, in the event you incur a Separation from Service by reason of a termination of your employment by the Company (other than by reason of your death or Disability or pursuant to clause (3) of this paragraph) on or within one year after a Change in Control or within the six month period immediately preceding a Change in Control in connection with such Change in Control, it shall be presumed for purposes of this Agreement that such termination was effected by the Company other than for Cause unless the contrary is established by the Company. In addition, notwithstanding the foregoing, your employment will not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority the Board, including a majority of the independent directors, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, sufficient Cause exists to terminate your employment; provided, that you shall not participate in the deliberations regarding such resolution, vote on such resolution, nor shall you be counted in determining a majority of the Board.

(B) “Disability” shall mean a disability that qualifies or, had you been a participant, would qualify you to receive long-term disability payments under the Company’s group long-term disability insurance plan or program, as it may be amended from time to time.

(C) “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Termination Date: (1) the Company’s assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 hereof, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company; (2) the Company’s reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the relocation of the Company’s offices at which you are principally employed (the “Principal Location”) to a location more than 45 miles from such location, or the Company’s requiring you to be based at a location more than 45 miles from the Principal Location, except for required travel on Company business; or (4) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (x) you provide the Company with notice of the circumstances constituting Good Reason within 90 days after you have knowledge of the occurrence or existence of such circumstances, (y) the Company fails to correct the circumstance so identified within 30 days after the receipt of such notice (if capable of correction), and (z) you resign within 2 years after you have knowledge of the occurrence or existence of the circumstances referred to in clause (x) above.

(D) “Prior Year Bonus” shall mean, for any Termination Date that occurs between January 1 of any fiscal year and the date that annual bonuses are paid by the Company for the immediately preceding year (the “Prior Year”), 150% of your base salary actually paid (without giving effect to any reduction which constitutes Good Reason) for such Prior Year, unless the Compensation Committee has determined your bonus for such Prior Year, in which case the Prior Year Bonus shall be the bonus determined by the Compensation Committee, if any. The Prior Year Bonus, if any, shall be in lieu of your annual bonus for the Prior Year. There will be no Prior Year Bonus in connection with any Termination Date that occurs on or after the date the Company pays annual bonuses for the Prior Year through the end of the year in which the Termination Date occurs.

(E) “Stub Year Bonus” shall mean the product obtained by multiplying (x) 150% of your annual base salary as in effect on the Termination Date (without giving effect to any reduction which constitutes Good Reason) multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed in the then current fiscal year through the Termination Date and the denominator of which is 365.

8. EXCISE TAX GROSS-UP PAYMENT.

(a) Except as set forth below, in the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the REIT or the ownership of a substantial portion of the assets of the REIT (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Excise Tax Gross-Up Payment, you retain an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding anything contained herein, if it shall be determined that you are entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of an amount equal to 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), then no Excise Tax Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made in such a manner as to maximize the economic present value as of the date of the change in control transaction of all Payments actually made to you. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in control transaction for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code. The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 8 shall not be conditioned upon your Separation from Service. For purposes of determining the amount of any Excise Tax Gross-Up Payment, you shall be considered to pay federal income tax at your actual marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made, and state and local income taxes at your actual marginal rate of taxation in the state and locality of your residence on the date on which the Excise Tax Gross-Up Payment is calculated, for purposes of this Section 8, net of your actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of your itemized deductions under federal income tax law.

(b) All determinations required to be made under this Section 8, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Board of Directors of the REIT as constituted immediately prior to the change in control transaction (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any

Excise Tax Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to you no later than the later of (i) 15 business days following the receipt of the Accounting Firm’s Determination or (ii) 15 business days preceding the date the Excise Tax becomes payable; provided, however, that in no event shall any such Excise Tax Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 8 be made later than the end of your taxable year next following your taxable year in which you remit the related taxes. Any costs and expenses incurred by the Company on behalf of you under this Section 8 due to any tax contest, audit or litigation will be paid by the Company by the end of your taxable year following your taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of your taxable year following your taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

(c) You shall immediately notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall give the Company all information reasonably requested by the Company relating to such claim, cooperate with the Company and take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, and permit the Company to participate in and control any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and contest.

9. RESTRICTIVE COVENANTS.

(a) As a condition of your employment with the Company, you agree that during the Term and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, the Employer or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials (physical, electronic or otherwise) of the Digital Group, and that you will return any such documents or materials (physical, electronic or otherwise) otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence and not disclose the projects in which any member of the Digital Group is involved or contemplating.

(b) You further agree that during the Term, you shall not, unless agreed to in writing by the Company, engage in Competition (as defined below). For purposes of this Agreement, “Competition” shall mean acquiring or owning interests in, directly or indirectly, including as a principal, partner, stockholder or manager of any partnership, corporation or any other entity, Technology Real Estate located in the United States or Europe. “Technology Real Estate” shall mean commercial real estate buildings that are used principally (i) to provide infrastructure required by companies in the data, voice and wireless communications industry; (ii) to provide the physical environment required for businesses in the disaster recovery, IT outsourcing and collocation industries, (iii) to provide highly specialized manufacturing environments for manufacturing of technology products or (iv) as headquarter office facilities for technology companies (or any combination of the foregoing). Notwithstanding the foregoing, “Competition” shall not include (x) your activities as an employee, executive, director, principal, partner, stockholder or manager of the Company or any of its subsidiaries or affiliates, or (y) investments in which you own less than a 9.5% beneficial interest and have no active management role; provided, however, that in the case of investments involving Technology Real Estate described in clause (iv) above, investments in which you own more than 9.5% shall be permitted so long as (A) your aggregate capital invested in the investment is less than $500,000, (B) you own less than a 50% beneficial interest, and (C) you have no active management role.

(c) You further agree that during the Term and continuing through the first anniversary of the date of termination of your employment, you will not directly or indirectly solicit, induce, or encourage (i) any then current employee of any member of the Digital Group to terminate their employment with such member of the Digital Group, or (ii) any consultant, agent, customer, vendor, or other parties doing business with any member of the Digital Group to terminate their agency, or other relationship with such member of the Digital Group or to transfer their business from the such member or the Digital Group and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d) In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 9(a), (b) or (c) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

10. CODE SECTION 409A. Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of which is intended to comply with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time you and the Company mutually determine that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine are necessary or appropriate to (i) exempt such compensation and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

11. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook, Code of Conduct and Business Ethics, Statement of Policies and Procedures Governing Material Non-Public Information and the Prevention of Insider Trading and as otherwise promulgated.

12. PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment or consultancy is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

13. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14. ARBITRATION. Except as set forth in Section 9(d) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Francisco, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law; provided, however, that if you prevail in such arbitration, the Company shall reimburse you for the fees and expenses actually incurred by you in connection with such arbitration (including, without limitation, your reasonable attorneys’ fees).

15. ENTIRE AGREEMENT. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Digital Group or any entity, or representative thereof, whose business or assets any member of the Digital Group succeeded to in connection with the initial public offering of the REIT’s common stock or the transactions related thereto. You agree that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, you will have no right or interest in or with respect to any such agreement, offer or promise.

16. ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

19. LEGAL FEES. The Company will reimburse you for all reasonable legal fees incurred by you in connection with the negotiation, preparation and execution of this Agreement.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Rick Magnuson. Please retain one fully-executed original for your files.

Sincerely,

Digital Realty Trust, Inc.,		DLR, LLC,
a Maryland corporation		a Maryland limited liability company

		By:	Digital Realty, L.P.
By:	/s/ Richard Magnuson	Its:	Managing Member
Name:	Richard Magnuson
Title:	Chairman

		By:	/s/ Richard Magnuson
		Name:	Richard Magnuson
		Title:	Chairman

Digital Realty, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc.
Its:	General Partner

By:	/s/ Richard Magnuson
Name:	Richard Magnuson
Title:	Chairman

Accepted and Agreed,
this 7th day of August, 2008.

By:	/s/ Michael F. Foust
Michael F. Foust

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